Exhibit 99.1

Golub Capital BDC, Inc. Announces Fiscal Year 2023 Third Quarter Financial Results with Record Adjusted Net Investment Income
Declares Increased Quarterly Distribution to $0.37 Per Share and a Third Quarter Supplemental Distribution of $0.04 Per Share
Announces Management Fee Reduction

NEW YORK, NY, August 7, 2023 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its third fiscal quarter ended June 30, 2023 with record Adjusted Net Investment Income of $0.44 per share.

“This was an excellent quarter for GBDC’s shareholders: record Adjusted Net Investment Income, strong credit results, a more than 12% increase in the base quarterly distribution to $0.37 per share, a supplemental distribution of $0.04 per share as part of a new variable supplemental distribution framework and a permanent reduction in the base management fee from 1.375% of assets to 1.0% of assets. We believe GBDC is well-positioned to continue to thrive in the coming period,” said Chief Executive Officer David Golub.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “Company” refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	June 30, 2023	March 31, 2023
Investment portfolio, at fair value	$5,525,009	$5,486,352
Total assets	$5,736,835	$5,671,750
Net asset value per share	$14.83	$14.73

	Quarter Ended
	June 30, 2023	March 31, 2023
Net investment income per share	$0.43	$0.41
Amortization of purchase premium per share	0.01	0.01
Adjusted net investment income per share[1]	$0.44	$0.42
Accrual (reversal) for capital gain incentive fee per share	—	—
Adjusted net investment income before accrual for capital gain incentive fee per share[1]	$0.44	$0.42

Net realized/unrealized gain/(loss) per share	$0.00 *	$(0.07)
Reversal of realized / unrealized loss resulting from the purchase premium per share	(0.01)	(0.01)
Adjusted net realized/unrealized gain/(loss) per share[1]	$(0.01)	$(0.08)

Earnings/(loss) per share	$0.43	$0.34
Adjusted earnings/(loss) per share[1]	$0.43	$0.34

Net asset value per share	$14.83	$14.73
Distributions paid per share	$0.33	$0.33

*	Represents an amount less than $0.01
1     On September 16, 2019, the Company completed its acquisition of Golub Capital Investment Corporation (“GCIC”). The merger was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC assets acquired by the Company pro-rata based on their relative fair value. Immediately following the acquisition of GCIC, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the GCIC assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC

Exhibit 99.1

equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:
•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium from net investment income calculated in accordance with GAAP.
•“Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee” - Adjusted Net Investment Income excluding the accrual or reversal for the capital gain incentive fee required under GAAP;
•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss).

The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisition of GCIC and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee under GAAP is useful as a portion of such accrual is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors.

Management Fee Reduction

•On August 3, 2023, the Company’s board of directors approved a permanent reduction in the base management fee rate the Company pays to GC Advisors. The base management fee rate was reduced to 1.0% per annum from 1.375% per annum and remains based on the Company’s average adjusted gross assets at the end of the two most recently completed calendar quarters, excluding cash and cash equivalents and including assets purchased with borrowed funds. All other terms of the Company’s investment advisory agreement with GC Advisors remain unchanged. The new base management fee rate takes effect as of July 1, 2023.

Third Fiscal Quarter 2023 Highlights

•Net investment income per share for the quarter ended June 30, 2023 was $0.43 as compared to $0.41 for the quarter ended March 31, 2023. Excluding $0.01 per share in purchase premium amortization from the GCIC acquisition and no accrual or reversal for the capital gain incentive fee under GAAP, Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee1 for the quarter ended June 30, 2023 was $0.44. This compares to Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee1 of $0.42 for the quarter ended March 31, 2023 when excluding $0.01 per share in purchase premium amortization from the GCIC acquisition and no accrual or reversal for the capital gain incentive fee under GAAP.
•Net realized and unrealized loss per share for the quarter ended June 30, 2023 was an amount less than $0.01. Adjusted Net Realized and Unrealized Loss Per Share1 was $0.01 when excluding the $0.01 per share net reversal of unrealized depreciation and realized loss resulting from the amortization of the purchase premium. For additional analysis, please refer to the Quarter Ended 6.30.2023 Earnings Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Earnings Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. These results compare to net realized and unrealized loss per share of $0.07 during the quarter ended March 31, 2023. Adjusted Net Realized and Unrealized Loss Per Share1 for the quarter ended March 31, 2023 was $0.08 when excluding the $0.01 per share reversal of net realized loss and unrealized loss resulting from the amortization of the purchase premium.
•Earnings per share for the quarter ended June 30, 2023 was $0.43 as compared to $0.34 for the quarter ended March 31, 2023. Adjusted Earnings Per Share1 for the quarter ended June 30, 2023 was $0.43 as compared to $0.34 for the quarter ended March 31, 2023.
•Net asset value per share increased to $14.83 at June 30, 2023 from $14.73 at March 31, 2023.
•On June 29, 2023, we paid a quarterly distribution of $0.33 per share and on August 3, 2023, our board of directors increased our quarterly base distribution by over 12% and declared a quarterly distribution of $0.37 per share, which is payable on September 29, 2023 to stockholders of record as of September 1, 2023 and a supplemental distribution of $0.04 per share, which is payable on September 15, 2023 to stockholders of record as of August 18, 2023. For additional details on the framework we intend to use for determining the amount of supplemental distributions going forward, please refer to the Quarter Ended 6.30.2023 Earnings Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
•During the three months ended June 30, 2023, GBDC repurchased approximately $7 million, or 544,134 shares, of our common stock pursuant to the Company’s previously disclosed share repurchase program. During the nine months ended June 30, 2023, GBDC repurchased approximately $17 million, or 1,295,678 shares, of our common stock pursuant to the Company’s previously disclosed share repurchase program.

Exhibit 99.1

•During the three months ended June 30, 2023, the Golub Capital Employee Grant Program Rabbi Trust (the “Trust”) purchased approximately $5.7 million, or 428,000 shares, of our common stock for the purpose of awarding incentive compensation to employees of Golub Capital. Through the first two calendar quarters of 2023, the Trust purchased $10.5 million, or 784,204 shares, of our common stock.

Portfolio and Investment Activities

As of June 30, 2023, the Company had investments in 333 portfolio companies with a total fair value of $5,525.0 million. This compares to the Company’s portfolio as of March 31, 2023, as of which date the Company had investments in 333 portfolio companies with a total fair value of $5,486.4 million. Investments in portfolio companies as of June 30, 2023 and March 31, 2023 consisted of the following:

	As of June 30, 2023		As of March 31, 2023
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$488,475	8.8%	$480,590	8.8%
One stop	4,719,262	85.4	4,708,204	85.8
Junior debt*	33,109	0.7	28,586	0.5
Equity	284,163	5.1	268,972	4.9
Total	$5,525,009	100.0%	$5,486,352	100.0%

*	Junior debt is comprised of second lien and subordinated debt.
The following table shows the asset mix of our new investment commitments for the three months ended June 30, 2023:

	For the three months ended June 30, 2023
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$1,189	1.1%
One stop	109,511	98.9
Equity	31	0.0 *
Total new investment commitments	$110,731	100.0%

*	Represents an amount less than 0.1%

Total investments in portfolio companies at fair value were $5,525.0 million at June 30, 2023. As of June 30, 2023, total assets were $5,736.8 million, net assets were $2,515.9 million and net asset value per share was $14.83.
Consolidated Results of Operations
For the third fiscal quarter of 2023, the Company reported GAAP net income and Adjusted Net Income1 of $73.0 million or $0.43 per share. GAAP net investment income was $73.8 million or $0.43 per share and Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee 1 was $75.3 million or $0.44 per share. GAAP net realized and unrealized gain/(loss) was $(0.9) million or less than $(0.01) per share and Adjusted Realized and Unrealized Gain/(Loss)1 was $(2.4) million or $(0.01) per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

1     See footnote 1 to 'Selected Financial Highlights' above.

Exhibit 99.1

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), unsecured notes, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, unsecured notes, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
As of June 30, 2023, we had cash, cash equivalents and foreign currencies of $91.7 million, restricted cash and cash equivalents of $79.3 million and $3,168.9 million of debt outstanding. As of June 30, 2023, subject to leverage and borrowing base restrictions, we had approximately $706.6 million of remaining commitments and availability, in the aggregate, on our revolving credit facility with JPMorgan. In addition, as of June 30, 2023, we had $100.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors.

On June 30, 2023, we entered into supplemental indentures to amend both the 2018 Debt Securitization and GCIC 2018 Debt Securitization to, among other things, replace three-month LIBOR as an interest rate benchmark for the notes issued in the 2018 Debt Securitization and GCIC 2018 Debt Securitization with three-month term SOFR1, effective as of the start of the first interest accrual period commencing after June 30, 2023.
1 The three-month SOFR interest rate is subject to an additional spread adjustment rate of 0.26161%.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower could be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Exhibit 99.1

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of June 30, 2023, please refer to the Quarter Ended 6.30.2023 Earnings Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of June 30, 2023 and March 31, 2023:

	June 30, 2023		March 31, 2023
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$86,581	1.6%	$61,836	1.1%
4	4,663,766	84.4	4,714,002	85.9
3	759,337	13.7	647,335	11.8
2	15,325	0.3	62,896	1.2
1	—	—	283	0.0 *
Total	$5,525,009	100.0%	$5,486,352	100.0%

*	Represents an amount less than 0.1%.

Exhibit 99.1

Conference Call
The Company will host an earnings conference call at 11:00 am (Eastern Time) on Tuesday, August 8, 2023 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (888) 330-3529 approximately 10-15 minutes prior to the call; international callers should dial +1 (646) 960-0656. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 6.30.2023 Earnings Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 11:59 p.m. (Eastern Time) on August 22, 2023. To hear the replay, please dial (800) 770-2030. International dialers, please dial +1 (647) 362-9199. For all replays, please reference program ID number 5111111.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	June 30, 2023	March 31, 2023
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $5,605,521 and $5,618,695, respectively)	$5,525,009	$5,486,352
Cash and cash equivalents	85,096	76,757
Unrestricted foreign currencies (cost of $6,679 and $10,547, respectively)	6,628	10,716
Restricted cash and cash equivalents	79,314	50,223
Interest receivable	29,933	31,240
Other assets	10,855	16,462
Total Assets	$5,736,835	$5,671,750

Liabilities
Debt	$3,168,906	$3,116,857
Less unamortized debt issuance costs	(17,217)	(19,154)
Debt less unamortized debt issuance costs	3,151,689	3,097,703
Interest payable	26,175	23,574
Management and incentive fees payable	37,854	36,653
Accounts payable and accrued expenses	5,199	7,675
Total Liabilities	3,220,917	3,165,605

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2023 and March 31, 2023, respectively.	—	—
Common stock, par value $0.001 per share, 350,000,000 shares authorized, 169,599,992 issued and outstanding as of June 30, 2023 and 170,144,126 issued and outstanding as of March 31, 2023.	170	170
Paid in capital in excess of par	2,659,884	2,667,028
Distributable earnings	(144,136)	(161,053)
Total Net Assets	2,515,918	2,506,145
Total Liabilities and Total Net Assets	$5,736,835	$5,671,750
Number of common shares outstanding	169,599,992	170,144,126
Net asset value per common share	$14.83	$14.73

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	June 30, 2023	March 31, 2023
	(unaudited)	(unaudited)
Investment income
Interest income	$151,937	$143,661
GCIC acquisition purchase price premium amortization	(1,570)	(1,652)
Dividend income	4,058	3,906
Fee income	295	1,038
Total investment income	154,720	146,953

Expenses
Interest and other debt financing expenses	39,487	36,256
Base management fee	18,997	18,688
Incentive fee	18,857	17,976
Professional fees	1,225	1,320
Administrative service fee	2,049	1,958
General and administrative expenses	327	317
Total expenses	80,942	76,515
Net investment income before tax	73,778	70,438
Excise tax	—	232
Net investment income after tax	73,778	70,206

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	(45,085)	(5,487)
Foreign currency transactions	1,141	17
Forward currency contracts	2,021	708
Net realized gain (loss) in investment transactions	(41,923)	(4,762)
Net change in unrealized appreciation (depreciation) from:
Investments	43,082	(7,100)
Translation of assets and liabilities in foreign currencies	3,399	2,561
Forward currency contracts	(5,431)	(2,447)
Net change in unrealized appreciation (depreciation) on investment transactions	41,050	(6,986)
Net gain (loss) on investments	(873)	(11,748)
Provision for taxes on unrealized appreciation on investments	78	45
Net increase (decrease) in net assets resulting from operations	$72,983	$58,503

Per Common Share Data
Basic and diluted earnings (loss) per common share	$0.43	$0.34
Dividends and distributions declared per common share	$0.33	$0.33
Basic and diluted weighted average common shares outstanding	169,980,131	170,835,435

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and experienced credit asset manager. The firm specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. Golub Capital’s sponsor finance expertise also forms the foundation of its Broadly Syndicated Loan and Credit Opportunities investment programs. Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors.

As of April 1, 2023, Golub Capital had over 800 employees and over $60 billion of capital under management, a gross measure of invested capital including leverage. The firm has lending offices in Chicago, New York, San Francisco and London. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Christopher Ericson
312-212-4036
cericson@golubcapital.com

Source: Golub Capital BDC, Inc.